Exhibit 3
 We believe NXP’s standalone value is $135 per share  December 11, 2017

 Disclaimer  2  This document has been issued by Elliott Advisors (UK) Limited (“EAUK”) which is authorised and regulated in the United Kingdom by the Financial Conduct Authority. This document and the information contained within it is an information resource for shareholders in NXP Semiconductors N.V (“NXP”). No information within this document is intended to promote, and should not be construed as promoting, any funds advised directly or indirectly by EAUK nor does it constitute a financial promotion, investment advice or an inducement or an incitement to participate in any product, offering or investment and should not be construed as such. The views expressed in this document represent the opinions, interpretations and estimates of EAUK and are based on publicly available information and on proprietary and non-public research and analysis of publicly available information provided by a third party consulting firm engaged by EAUK. 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 Why are we here?  3  Elliott is NXP’s largest stockholder with an economic interest approximately equal to 6% of the outstanding common shares1We have undertaken a significant amount of due diligence on NXP, including hiring numerous advisors and consultants with whom we have worked together to receive input from over 50 industry participantsWe believe that NXP’s standalone value is $135 per share – this includes no control premium that would be customary in a takeover situationWe have retained UBS Investment Bank (“UBS”), which has delivered to us “The UBS Valuation Report” with respect to NXP – the report has undergone all internal reviews by UBS that are customary in relation to providing such a valuation report or opinionWe will publish this report shortly  Elliott believes NXP’s stock is deeply undervalued and has a near-term opportunity to close the valuation gap   NXP stockholders have the opportunity to unlock a material valuation gap that exists today   Note:1. As of 8th December 2017 funds advised by Elliott had an aggregate economic interest of 20,151,521 shares with 16,437,756 shares beneficially owned and a further economic exposure comparable to 3,713,765 shares held through cash-settled swaps

 The tape tells the story  NXP sold at a low point and, as a result, has missed the profound rally experienced by its peer group  4  NXP agrees to sell at a low    Peer group rallies  “The $38 billion price tag that Qualcomm agreed to pay for NXP last October never looked particularly expensive, equating to just 17 times expected earnings. The U.S. chip group took advantage of a slump in the Dutch company's share price, as investors worried about its capacity to digest the $11.8 billion acquisition of Freescale, an Austin, Texas-based former Motorola spin-out with automotive interests. Those worries have since abated as NXP has hit or beaten earnings forecasts. Meanwhile, the semiconductor industry has been on a tear.”Wall Street Journal, August 2017    Source: Bloomberg as of 8th December 2017Notes:1. NXP Peers include ADI, IFX, MCHP, MXIM, ON, Renesas, STM, TXN  NXP vs. NXP Peers¹ Share Price Performance Since 1st January 2016  The Qualcomm offer is effectively a cap on the stock price

 We believe NXP is trading at a large discount to fair value due to the opportunistic Qualcomm offer  5  2016 was a difficult transition year for NXP and its stock price de-rated as a result…    NXP’s operating performance has fully recovered over the past year…    But its stock price hasn’t… we believe the Qualcomm offer is acting as a cap on the stock  NXP was a perennial outperformer, but traded at depressed levels during 2016NXP's 2016 issues were all temporary, and did not impact fundamental value    Since Qualcomm's offer was made, the broader semis industry has appreciated and NXP’s end markets have strengthenedInvestors now have clear evidence that the 2016 issues were only temporaryNew NXP is back to growth and is performing well, including its successful integration of Freescale    NXP’s financial and business profile is in our view at least as good as peers, if not betterWe believe current consensus EPS estimates understate NXP’s earnings powerWe believe NXP should trade in line with peers at 18.6x 2018 P/E, not the 15.2x 2018 P/E that the Qualcomm offer values NXP at  The story so far

 6  NXP’s share price has not fully recovered since the 2016 anomaly due to the Qualcomm offer effectively being a cap  We believe NXP should go back to being an outperformer  255255255  230230230  125178217  20120843  25318043  2167653  2552110  191106234  Source: Bloomberg as of 8th December 2017Notes:1. NXP Peers include ADI, IFX, MCHP, MXIM, ON, Renesas, STM, TXN2. From 1st January 2016 to 28th September 20163. From 28th September 2016 to 8th December 2017  Annual TSR vs. NXP Peers¹ Average  68%better  43%better  54%better  3%better  21%WORSE²  In the midst of its worst year in recent history in terms of share price performance, NXP was sold to Qualcomm   28%WORSE³  The QCOM ceiling has been costly to NXP shareholders

Where we believe NXP would trade if there was no Qualcomm offer

Multiple valuation approaches yield similar results



Valuation Multiple Approach (2018E P/E Multiple)
15.9x
18.6x
19.7x
NXP
NXP Peers[1]
20-F Peers[2]
NXP should trade in line with peers
18.6x
NXP Peers multiple
$7.23
EPS[3]
Standalone Value
$135
Stock Price Appreciation Since Qualcomm Rumours[4]
40.2%
65.2%
54.4%
NXP
NXP Peers[1]
20-F Peers[2]
NXP should have performed in line with peers
$82.24
Unaffected price[4]
65%
increase

Source: Bloomberg as of 8th December 2017

Notes: 1. NXP Peers include ADI, IFX, MCHP, MXIM, ON, Renesas, TXN and STM; 2. 20-F Peers include ADI, AVGO, CAVM, IFX, INTC, MXIM, MCHP, Renesas, POWI, SLAB, STM and TXN; 3. Based on 2018E consensus EPS of $7.23; 4. As of 28th September 2016

ELLIOTT®
7

 We believe that NXP should trade in line with peers  8      Valuation Multiple Approach

 NXP is ideally positioned: Automotive & Industrial are key growth drivers in semis over the next 4 years  9  Source: Chart created by Elliott Advisors based on Gartner, Inc. (“Gartner”), Semiconductor Forecast Database, Worldwide, 3Q17 Update, 28 September 2017. The Gartner Report(s) described herein, (the "Gartner Report(s)") represent(s) research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc., and are not representations of fact. Each Gartner Report speaks as of its original publication date (and not as of the date of this Presentation) and the opinions expressed in the Gartner Report(s) are subject to change without noticeNote:1. Includes Aerospace Electronics  255255255  230230230  125178217  20120843  25318043  2167653  2552110  191106234  “We continue to focus our strategy on the industrial and automotive markets... This is based on a belief that industrial and automotive will be the fastest growing semiconductor markets due to their increasing semiconductor content…"David Pahl, TXN VP & Head of Investor Relations, Q3 17 Earnings Call  Semiconductor End-Market and Application  2016-2021 Revenue CAGR  4.9%  4.4%  9.3%  9.2%  6.4%  5.8%

 NXP Revenue Segmentation by End Market and Application (2016)  Half of NXP’s revenue is exposed to these growth engines   10  Total = ~$8.2bn¹      SIS  SI&I  100%80%60%40%20%0%  SCD    Source: Elliott’s proprietary report by a leading consulting firmNote:1. Adjusted for the disposal of Standard Products  And we believe NXP has the necessary skills and market position to capitalize on the opportunity

 Companies exposed to these trends are confident about their growth prospects  11  Automotive  Industrial  “We see a significantly higher growth in bill of materials, so semiconductor content per vehicle; partially driven by the high-value growth of xEV and others, and the rest is really us gaining market share, which then leads to above 10% growth, maybe…mid-teens growth for the full year of Automotive."Helmut Gassel, IFX CMO, Q2 17 Guidance Call  “Today, the fourth Industrial Revolution is already underway and represents the new wave of opportunity for productivity gains and industrial growth. Industry 4.0, as I mentioned, is a global phenomenon. It is also commonly referred to as Industrial IoT or the Connected Enterprise." Kevin Carlin, ADI VP Automation, Energy and Sensors, June 17 Investor Day  “Our broadcast products delivered strong performance in Q3, posting a 10-quarter high in consumer product revenue and delivering record revenue in our automotive products. According to IHS, the global automotive market will reach 94 million cars in 2017."George Tyson Tuttle, SLAB President & CEO, Q3 17 Earnings Call  “Revenue growth was led by double-digit increases in Industrial and Automotive from the same quarter last year."Tunç Doluca, MXIM President & CEO, Q1 18 Earnings Call  “Over the last several years, our fastest-growing markets have been industrial and automotive, which together account for 60% of our business now."Steve Sanghi, MCHP Chairman & CEO, Q4 17 Earnings Call  “The IoT, NSG, and PSG business segments are becoming a larger component of our overall business, growing 25% year over year. Our Internet of Things business achieved record revenue of $849 million, up 23% year over year, driven by strength in industrial and video and continued momentum in our retail business."Robert H. Swan, INTC CFO & EVP, Q3 17 Earnings Call  “In the December quarter, we expect Industrial to be up sequentially and exceptionally strong compared to the same quarter last year…led by factory automation products…"Tunç Doluca, MXIM President & CEO, Q1 18 Earnings Call  “Third quarter revenues were $111.3 million, up 3% compared to the prior quarter. The sequential growth was led by a double-digit increase in the industrial category, driven by the high-power business as well as strength in e-bikes, tools and metering applications." Sandeep Nayyar, POWI CFO & VP of Finance, Q3 17 Earnings Call  NXP remains silent due to the pending Qualcomm offer

 Stale or superseded:Consensus estimates are still in line with outdated guidance  NXP management is optimistic about the company’s future growth… and so are we  12  Source: Bloomberg as of 8th December 2017, Elliott’s proprietary projections, company filingsNote:1. Calculated as NXP 3Q 17 YTD YoY growth adjusted for the disposal of Standard Products   We believe consensus growth estimates are stale and, as a result, too low   Revenue CAGR 2017E – 2019E  Potential upside in reaching NXP management’s most recent forecasts

Overview of Elliott assumptions

Our growth assumptions were developed based on input from industry experts, proprietary work by a number of consultants, company filings and market data

	$bn except for per share data	2017E [1]	2019E	CAGR
1	Revenues	9.0	10.4	7.6%
2	Non-GAAP Operating Profit	2.7	3.4	11.9%
	Margin %	*30%*	*32%*	
3	Non-GAAP EPS	6.4	9.3	20.5%
4	Average number of shares outstanding (m)	342	293	(7.4%)

Source: Company filings, Elliott's proprietary report by a leading consulting firm on NXP and a consulting firm on NXP's automotive business, third party market growth forecasts and historical market share data, calls with industry experts including former executives of NXP and Freescale, broker reports on NXP Peers and NXP's key customers as well as Elliott assumptions

Note:

1. Excludes YTD Standard Products results
2. Assuming new 5-year debt issued at 110bps spread to the USD forward curve
3. Assumes dividend withholding tax paid on buybacks in excess of the average paid-in capital

1 Top-line driven by:

- Automotive CAGR of c. 10% on the back of:
  - Broader market growth of c. 7% of which c. 4% due to increasing in-vehicle semiconductor content penetration
  - 30bps annual market share gain consistent with historical trends – potential upside from combined NXP / Freescale portfolio synergies
- SCD CAGR of c. 10% on the back of NXP's growth in both industrial and consumer particularly thanks to NXP's leadership in mid-range MCUs as well as leading position in mobile transactions
- Others (SI&I, SIS and Corporate & Other) CAGR of c. 2% on the back of growth in Interfaces (USB-C) and RF Power (new applications) offsetting performance in SIS

2 Margin calculated using operating leverage from NXP's November 2016 schedule 14D-9

3 Net income (excluding SBC) derived assuming 10% tax rate (in line with management's guidance) and 3.3% interest cost for new debt[2]

4 Leverage target of 2.0x Net Debt / EBITDA, with excess cash flows deployed for share buybacks in 2018 (at $135/share) and 2019 (at $162/share)[3]

ELLIOTT®

13

We expect NXP's revenue growth to be better than average

NXP management's latest forecast[1] is consistent with that view

Revenue CAGR 2017E - 2019E



NXP management's Schedule 14D-9 forecasts are considerably higher than ours – offering further potential upside to valuation
13.6%[1]
7.6%[2]
Peers Avg = 6.2%
2.9%
3.6%
4.3%
6.0%
7.1%
8.1%
8.5%
8.8%
NXP
ON
TXN
MXIM
Renesas
MCHP[3]
ADI
IFX
STM
%
Elliott's Projections
%
Projections as per NXP's Schedule 14D-9

Consensus Revenue Growth[4]

2017 estimates have been raised as NXP has outperformed - but that hasn't lead to meaningful upgrades in outer years. ***We believe consensus is stale***



28 Sept 2016
5.7%
6.2%
Not Available
2017
2018
2019
8 Dec 2017
9.0%
6.8%
5.2%
2017
2018
2019

Source: Bloomberg and FactSet as of 8th December 2017, company filings, consensus reports

Notes:

1. Per NXP's Schedule 14D-9 filed with the SEC on 18th November 2016
2. Elliott's estimated projections
3. 2017E - 2018E growth as 2019E projections not yet available
4. Adjusted for the disposal of Standard Products

ELLIOTT®

14

Operating leverage and synergy capture are driving significant margin expansion

We believe NXP is exceeding its Freescale synergy targets

NXP's HPMS division Non-GAAP operating profit margin is up significantly on the back of synergies from the Freescale acquisition

NXP has delivered ~750bps of non-GAAP operating margin expansion from the first quarter of the Freescale consolidation



24.4%
27.0%
29.3%
30.4%
28.3%
29.4%
31.9%
Q1 16
Q2 16
Q3 16
Q4 16
Q1 17
Q2 17
Q3 17

Management has suggested that synergy targets have been exceeded…and industry participants agree the integration is proceeding well

"__[W]e have already exceeded the $500 million synergy run rate target within the first three quarters__ post close and more than a full year ahead of the schedule communicated at the time we announced the merger."

Dan Durn, NXP CFO & EVP, Q3 16 Earnings Call

" In total, since the first quarter of 2016, the first full quarter __after the merger of NXP and Freescale, we have expanded non-GAAP operating margin 510 basis-points,__ and we __continue to drive non-GAAP operating margin improvement far in-excess of the original targets__ we communicated in past periods."

Dan Durn, NXP CFO, Q2 17 Earnings Release

"From what I hear, __the merger is going well__. They have always been focused on pruning products and selling low-margin businesses, which has been a focus over the last year. They are __refocusing on auto as they integrate Freescale's business__…. As part of the transition, they have __actually let go of many NXP managers and executives__, to keep some of the strong Freescale folks around."

Former VP Strategic Account Sales, Semiconductor Co. 2, Elliott proprietary survey, May 2017

Source: Company filings

ELLIOTT®

15

Which we expect to lead to EBITDA margins that are in line with peers today and will outperform over time[5]

LTM EBITDA Margin[1]



40.1%[2]
33.8%
Peers Avg = 33.7%
18.6%
22.2%
25.4%
26.4%
39.6%
41.2%
46.4%
49.9%
NXP
STM
ON
Renesas[3]
IFX
MCHP
MXIM
ADI[4]
TXN
%
Projections as per NXP's Schedule 14D-9

Source: Company filings, consensus reports

Notes:

1. Based on public financial filings, non-GAAP EBITDA
2. 2019E EBITDA margin target per NXP's Schedule 14D-9 filed with the SEC on 18th November 2016
3. Renesas proforma adjusted for Intersil acquisition
4. ADI pro forma adjusted for Linear Technologies acquisition
5. Based on 2019E EBITDA margins

"__[M]argins trending above our post Freescale merger expectations. We note this is particularly impressive__ given the long-pending Qualcomm merger and its potential distraction and overhang."

Canaccord Genuity, November 2017

"__We see solid prospects for additional margin expansion at NXP__."

Morgan Stanley, October 2017

"We like NXP's FCF-generating ability, and believe the company has a capability to generate __EBITDA of at least $3.7 billion at a ~$10 billion annual revenue run rate__."

BMO, October 2017

ELLIOTT®

16

Strong topline growth and margin expansion should drive top tier EPS growth

EPS CAGR 2017E - 2019E[1]



30.2%[2]
27.3%
22.5%
19.2%
Peers Avg = 14.5%
12.7%
12.9%
20.5%[3]
9.1%
7.8%
4.2%
NXP
TXN
MXIM
ADI
ON
IFX
STM
Renesas
MCHP[4]
% Elliott's Projections
% Projections as per NXP's Schedule 14D-9

"***NXP is likely to continue to outgrow the semi industry*** *led by exposure to secular growth themes..."*

Morgan Stanley, October 2017

"***NXPI's Q3 results demonstrated upside to revenues, gross margins, and EPS."***

Bernstein, October 2017

"We believe ***NXP is among the best positioned names in our coverage universe to capitalize on rising semiconductor content in automobiles****, and one of the few pure plays leveraged to the growing secure ID, secure transactions and mobile payment markets."*

Oppenheimer, October 2017

Source: FactSet as of 8th December 2017, company filings, consensus reports

Notes:

1. Based on non-GAAP EPS projections; EPS figures supported by share buyback programs for ADI, TXN, MXIM, ON and STM
2. EPS assuming top-line growth, gross and operating margins and as per NXP's Schedule 14D-9 filed with the SEC on 18th November 2016 with 2016 data as per NXP's reported figures
3. Elliott's estimated projections; 2017E - 2019E EPS adjusted for 62m shares repurchased for $7.7bn
4. 2017E - 2018E growth as 2019E projections not yet available

ELLIOTT®

17

 P&L profit is supported by robust cash flow generation  18  "Robust FCF generation and a strengthened balance sheet provides NXP meaningful capital for buybacks."Morgan Stanley, October 2017  “[W]e believe the company continues to generate solid results and drive improving profitability (higher levels of FCF y/y)."Stifel, October 2017  Please add one more quote  “NXP is committed to returning free cash flow to shareholders and margin expansion..."KeyBanc, August 2017  LTM FCF Margin1  Source: Company filings, consensus reportsNotes: 1. Free Cash Flow calculated as Net Income plus D&A less CapEx; based on public financial filings2. 2019E FCF margin target per NXP’s Schedule 14D-9 filed with the SEC on 18th November 2016 3. Renesas pro forma adjusted for Intersil acquisition4. ADI pro forma adjusted for Linear Technologies acquisition   Peers Avg = 22.1%  %  Projections as per NXP’s Schedule 14D-9

 We believe this strong financial and business profile should drive a rerating in line with peers  19  2018E P/E Multiple  NXP Peers1: 18.6x   Source: Bloomberg as of 8th December 2017Notes:1. NXP Peers include ADI, IFX, MCHP, MXIM, ON, Renesas, STM, TXN 2. 20-F Peers include ADI, AVGO, CAVM, IFX, INTC, MXIM, MCHP, Renesas, POWI, SLAB, STM, TXN  20-F Peers2: 19.7x    We believe NXP should trade in line with peers – the stock price implied by the average peer multiple is $134  Our 10/31/17 STM P/E is 3x higher since FactSet had smaller EPS (median) vs. BBG (unsure median or avg): 0.94 vs. 1.125 – could you please double check if 1.125 is in EUR or USD?

 NXP’s standalone value is supported by our view on earnings  20  Synergies  100bps of extra cost synergies assumed on top of operating leverage assumptions as per 14D9  Margin  Elliott assumes 31.6% operating margin compared to consensus 31.7%   Share Repurchase  Elliott assumes NXP repurchases of 31m shares at $135/share  Revenue  Elliott assumes $9.70bn2018E revenuecompared to consensus $9.62bn  Source: Elliott projections, company filings, Bloomberg as of 8th December 2017Notes:1. EPS 2018E Bloomberg consensus2. EPS 2018E assuming top-line growth, gross and operating margins and as per NXP’s Schedule 14D-9 filed with the SEC on 18th November 2016 with 2016 data as per NXP’s reported figures  2018E EPS: Elliott's Projections vs. Consensus  Other  Elliott assumes tax rate of 10%, net interest expense of 3.3% with 2.0x leverage    8.912      Operating Margin  Elliott assumes 31.6% operating margin compared to consensus 31.4%   Share Repurchase  Elliott assumes NXP repurchases 36m shares at $135/share  Revenue  Elliott assumes $9.70bn2018E revenuecompared to consensus $9.64bn  Other  Elliott assumes 2.0x leverage with net interest expense of 3.3%; tax rate assumed at 10%   Elliott’s operating estimates are higher vs. consensus in 2019 than they are in 2018

 We believe NXP’s stock price has underperformed its potential since 2016  21  Stock Price Appreciation Approach

NXP's stock underperformed peers[2] by 39% in 2016[3], driven by a huge multiple de-rating - not EPS downgrades

In our view, a number of temporary issues affected the stock prior to Qualcomm's opportunistic offer

Change in NXP's 2017 P/E relative to peers from Q3 2015 to Q3 2016


(23.6%)
(30.4%)
(48.4%)
NXP vs. SOX Index
NXP vs. 20-F Peers[1]
NXP vs. NXP Peers[2]

*"We have spoken to a couple dozen of investors over the past week, **<u>many of whom are still trying to make sense of what transpired and decide what to do next with the stock.</u>**"*

Morgan Stanley, November 2015

*"[NXP] has **<u>underperformed its peer group in part because of top-line growth concerns.</u>** This may continue to be an overhang in Q3 [of 2016]..."*

Nomura, August 2016

Source: Bloomberg, from 28th September 2015 to 28th September 2016

Notes:

1. 20-F Peers include ADI, AVGO, CAVM, IFX, INTC, MXIM, MCHP, Renesas, POWI, SLAB, STM, TXN; calculated based on an average
2. NXP Peers include ADI, IFX, MCHP, MXIM, ON, Renesas, TXN, STM; calculated based on an average
3. Measured as the difference between total shareholder return in USD between 28th September 2015 and 28th September 2016 for NXP and NXP Peers average

ELLIOTT®

22

 NXP year-on-year revenue growth1  Historically strong revenue growth disappeared – but it is clear now that it was only an anomaly2016 was plagued by temporary issues  23  Source: Company filingsNote:1. YoY growth for 1Q-3Q 17 adjusted for the disposal of Standard Products; 2. Pro-forma for acquisition of Freescale – assumes $965m of consolidated revenue from Freescale in 4Q 14   SI&I: Base station roll out delays   SCD: Mobile handset supply chain destocking   Auto: Largest customer slowdown   Group: Integration headwinds  This 12M period was a temporary and explainable dip in growth  Back to growth!  "In fact Y/Y growth trends improved in all four of their segments – with the flagship automotive business growing 11% Y/Y."JP Morgan, October 2017  2

 24  Revenue growth slowdown was caused by temporary end-market weakness  NXP has bounced back  “In the RF Power market, revenue increased sequentially but was below plan due to program push-outs in base station markets in China and India." Richard L. Clemmer, NXP President & CEO, Q2 16 Earnings Call  “I do think that we clearly have gone through a pretty significant supply chain adjustment associated with a number of the smartphones – or at least some of the key smartphone manufacturers. I think as we work our way through that, we will see a return to more of a normalcy associated with it." Richard L. Clemmer, NXP President & CEO, Q1 16 Earnings Call  Source: Company filingsNotes:1. Pre-2016 covers the period from Q1 14 to Q4 15. Q4 15 and FY16 growth pro forma for historical Freescale  Secure Connected Devices Average Quarterly Sales Growth1  Secure Interface & Infrastructure Average Quarterly Sales Growth1  255255255  230230230  125178217  20120843  25318043  2167653  2552110  191106234  Temporarydrop  Temporarydrop

 25  “The NXP-Freescale merger is a huge cultural evolution. The whole industry is wrought with poor integrations, and this one was not set up for success…The two corporate cultures are hugely different, this alone would make it extremely different to integrate." Former BU Manager, Semiconductor Co. 8, Elliott proprietary survey, May 2017 “One of the things that [happens] whenever you put companies together, you go through a transition year. In fact, most of the consultants said this that this year they expect a significant reduction in sales." Richard L. Clemmer, NXP President & CEO, Investor Day April 2016  “In total, since the first quarter of 2016, the first full quarter after the merger of NXP and Freescale, we have expanded non-GAAP operating margin 510 basis-points, and we continue to drive non-GAAP operating margin improvement far in-excess of the original targets we communicated in past periods.” Dan Durn, NXP CFO, Q2 2017 Earnings Release  The Freescale merger is now driving significant margin expansion  NXP appeared to experience initial Freescale integration issues  But is now delivering results in excess of its targets

NXP's stock suffered from a temporary technical overhang in 2016

Private equity owners sold approximately 16% of NXP over a 4-month period in 2016

"__Risks:…PE overhang.__ Third, NXP has ~19% [sic] stake from private equity owners who can sell up to a third of their stake after every 90 days (starting from the Dec 7 '15 date of close). We have been through this before with NXP, it added short-term volatility, but improved liquidity and __eventually the stock progressed per fundamentals__."

BAML, February 2016

"Private-equity overhang finally gone. On the call, management explained that share ownership of the private-equity funders of the FSL acquisition had declined from 18% in December 2015 to less than 0.5% currently. We view this as a positive as we believe these __private-equity stock sales contributed to the overhang in the shares over the past few months__."

Nomura, August 2016

Daily volume on days of private equity block placings in 2016[1]


Volume (m shares)
More than
$4.5bn
of PE capital placed in the market
7.6
8.2
8.1
21.4
13.7
21.5
19.6
16.5
4.7
15-Mar
29-Mar
15-Apr
26-Apr
29-Apr
06-Jun
14-Jul
20-Jul
Daily Volume
Average Daily Volume²

Source: Bloomberg as of 8th December 2017

Note:

1. Selling PE shareholders were Blackstone Group, TPG Capital, Carlyle Group, Permira Advisers

2 Average daily volume from 15th March 2016 to 20th July 2016

ELLIOTT®

26

We believe the NXP share price should have performed at least in line with peers   27  Stock Price Appreciation3 Since Qualcomm Rumours4  NXP Peers1: 65%   Source: Bloomberg as of 8th December 2017Notes:1. NXP Peers include ADI, IFX, MCHP, MXIM, ON, Renesas, STM, TXN 2. 20-F Peers include ADI, AVGO, CAVM, IFX, INTC, MXIM, MCHP, Renesas, POWI, SLAB, STM, TXN3. In USD4. As of 28th September 20165. Adjusted for the disposal of Standard Products6. As per TXN’s management comments on Q4 2016 earnings call on 24th January 20177. As per MCHP’s analyst presentation on 23rd May 2017  20-F Peers2: 54%    We believe NXP should have performed in line with peers – the stock price implied by the average peer stock price performance is $136      Companies with a higher exposure to auto have done better  42%  20%  18%  18%  25%  42%  30%  51%  38%  %  % LTM revenue exposure to automotive  5  6  7

 28        FairValueFor .com    Coming SoonThe UBS Valuation Report  11 December 2017We believe NXP is worth $135 per share      Fair Value for NXP Shareholders